Exhibit 3.5


            Amendment to Corporation's Bylaws dated November 8, 2001.

                             AMENDMENT TO THE BYLAWS
                                       OF
                              I.T. TECHNOLOGY, INC.
                            (a Delaware corporation)

The By Laws of I.T. Technology, Inc. are hereby amended, effective November 8, 2001 as follows:

          1. A new Section 3.18 shall be added as follows:

          "SECTION 3.18 Actions Requiring a Super Majority Vote. Notwithstanding anything to the contrary contained in these By-Laws, unless otherwise prohibited by law, neither the Corporation nor any subsidiary thereof shall take any of the following actions or enter into an agreement to take any of the following actions without first obtaining the vote or consent of no less than seventy-five percent (75%) of the members of the Board then serving in office:

          1. investing in any corporation, partnership, limited liability company or other entity other than an existing subsidiary of the Corporation;

          2. any increase or decrease in the authorized number of Directors of the Corporation from six (6) or the election of any new member of the Board;

          3. any amendment to these By-Laws or proposed amendment to the Corporation's Certificate of Incorporation;

          4. the sale or other authorization of the issuance of additional shares of the Corporation's common stock or the issuance of shares of preferred stock;

          5. borrowing of money, pledging assets or entering into a security agreement with respect to any assets, except for agreements with respect to equipment leases or financing arrangements entered into in the ordinary course of the Corporation's or its subsidiary's business or bank overdraft arrangements;

          6. the purchase or acquisition of assets outside of the ordinary course of the Corporation's or such subsidiary's business;

          7. any agreement for the purchase or lease of real property or with a commitment by the Corporation or any subsidiary in excess of Twenty Five Thousand Dollars (US) ($25,000);

          8. the sale, reorganization, merger, combination of the Corporation or any subsidiary thereof or other similar transaction."

               2. Section 8.3 shall be amended to delete the remainder of the first sentence thereof after the word "adopted" on the third line and the insert in lieu thereof the following:

          ".....(a) the vote or consent of no less than seventy-five percent
     (75%) of the members of the Board then serving in office or (b) the vote or written consent of the holders of no less than seventy-five percent (75%) of the total voting power of all outstanding shares of voting stock of the Corporation eligible to vote thereon."


       Dated: November 8, 2001

       /s/ Jonathan Herzog
       --------------------------
       Jonathan Herzog, Secretary